Exhibit 99.1

News Announcement	PENN NATIONAL GAMING, INC.

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ENTERS INTO AGREEMENT TO SELL POCONO
DOWNS RACETRACK AND AFFILIATED OFF-TRACK WAGERING FACILITIES

- Expects Net Proceeds of Approximately $175 Million -

Wyomissing, Penn., (October 15, 2004) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it has entered into an agreement whereby a subsidiary of Penn National will sell The Downs Racing and its subsidiaries to the Mohegan Tribal Gaming Authority (MTGA).  Penn National anticipates that net proceeds from the sale after taxes, post closing adjustments, fees and other expenses will be approximately $175 million, which the Company expects to use for debt reduction.

Penn National is divesting Pocono Downs to satisfy the condition of Pennsylvania’s new slot machine legislation, which includes a provision that restricts ownership to 100% of a first licensed operation and no more than 33% ownership in a second operation.  In addition to the Pocono Downs facility, Penn National Gaming owns the Penn National Race Course in Grantville, Pennsylvania, for which it has announced plans to develop a slot machine facility.

Under the terms of the agreement, MTGA will acquire The Downs Racing and its subsidiaries, which include Pocono Downs (a standardbred horse racing facility) and five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown).  The total purchase consideration also reflects the acquisition by MTGA from Penn National of a 400-acre parcel of prime real estate and a network of OTWs well positioned to capitalize on the anticipated higher quality of racing in Pennsylvania in the coming years.

Opened in 1964, Pocono Downs is an established harness racing facility located in Wilkes-Barre, Pennsylvania approximately fifteen minutes from the popular Pocono Mountain resort area.  The

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Lehigh Valley (Allentown) OTW, is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania.  Penn National Gaming acquired the Pocono Downs assets in 1996.  In the twelve months period ending June 30, 2004, the assets of The Downs Racing and its subsidiaries generated approximately 50% of Penn National Gaming’s total Pennsylvania revenue and operating income.

Commenting on the transaction, Peter M. Carlino, Chief Executive Officer of Penn National Gaming stated, “While we would have preferred to have developed Pocono Downs ourselves, given the ownership restrictions on a second licensed slot operation in Pennsylvania, we concluded we had no alternative but to sell this property.  We believe the Pocono Downs’ employees, the horsemen, and the Wilkes-Barre region will be well served through MTGA’s ownership given its proven track record as a successful and experienced gaming resort operator.  With the sale announced today, we will proceed with our plans to develop and open a slot machine facility at Penn National Race Course in early 2006.”

The transaction, which contemplates a $280 million purchase price before adjustments, taxes and other costs, is expected to close prior to December 31, 2004 and is subject to customary closing conditions and regulatory approvals including the Pennsylvania Harness Commission.  The agreement also provides the buyer with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.  Bear, Stearns & Co. Inc. acted as advisor to Penn National Gaming and SG Americas Securities, LLC served as advisor to Mohegan Tribal Gaming Authority in the transaction.

Penn National Gaming owns and operates: Hollywood Casino properties located in Aurora, Illinois, and Tunica, Mississippi; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado.  Penn National currently operates two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; the racetrack at Bangor Raceway in Bangor, Maine, and a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully consummate the proposed sale of the Pocono Downs facility; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; the outcome and financial impact from the event of default under the indentures governing the Hollywood Casino Shreveport notes and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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